Updated as of September 13, 2017

EXHIBIT A

to the

American Funds Portfolio Series

Amended and Restated Investment Advisory and Service Agreement

Fund	Effective Date	Termination Date
American Funds Global Growth Portfolio	9/13/17	1/31/18
American Funds Growth Portfolio	9/13/17	1/31/18
American Funds Growth and Income Portfolio	9/13/17	1/31/18
American Funds Moderate Growth and Income Portfolio	9/13/17	1/31/18
American Funds Conservative Growth and Income Portfolio	9/13/17	1/31/18
American Funds Tax-Advantaged Growth and Income Portfolio[1]	9/13/17	1/31/18
American Funds Preservation Portfolio	9/13/17	1/31/18
American Funds Tax-Exempt Preservation Portfolio[1]	9/13/17	1/31/18

1 Fund offers only Class A, C, T, F-1, F-2 and F-3 shares